EXHIBIT 10.23
CORNING INCORPORATED

EXECUTIVE SUPPLEMENTAL PENSION PLAN

Amendment No. 1 to January 1, 2023 Restatement

Corning Incorporated (the “Company”) hereby amends the Corning Incorporated Executive Supplemental Pension Plan as follows, effective January 1, 2026.

1.Special rule (a) of Section 4.3 is revised to read as follows:

(a)    If an eligible Employee had accrued a benefit under the Corning Incorporated Supplemental Pension Plan before becoming eligible to receive a benefit under this Plan, the portion of such benefit that was accrued under the cash balance formula of the Corning Incorporated Supplemental Pension Plan as of the date the Employee commenced participation in this Plan shall be paid in the form of a lump sum benefit (rather than an annuity) within 60 days of the first of the month following the Employee’s “separation from service”, as provided in Section 4.3 of the Corning Incorporated Supplemental Pension Plan, and the annuity set forth in the preceding paragraph shall be offset by the value of such lump sum benefit; provided, however, that there shall be no offset for any benefit attributable to accruals under Section 4.1(c)(v) of the Corning Incorporated Supplemental Pension Plan. To the extent an eligible Employee has accrued a benefit under Section 4.1(c)(v) of the Corning Incorporated Supplemental Pension Plan after becoming eligible to receive a benefit under this Plan, such benefit shall not be offset against any other benefit payable under this Plan.
The following rules shall apply when calculating the benefit that was accrued under the cash balance formula of the Corning Incorporated Supplemental Pension Plan as of the date the Employee commenced participation in this Plan (the “Frozen Cash Balance SPP Benefit”) and when determining how the Frozen Cash Balance SPP Benefit reduces amounts otherwise payable hereunder:
(x)For the period of time after the Employee commences participation in this Plan, the Employee’s Frozen Cash Balance SPP Benefit shall be credited with interest at the rate that applied to such benefit as of the date the Employee commenced participation in this Plan (i.e., the average of the monthly annual yields on ten-year Treasury Bonds in effect for the three-month period ending on the last business day of October of the Plan Year preceding the date the Employee commenced participation in this Plan).
(y)The offset of the Frozen Cash Balance SPP Benefit shall be calculated by converting the Employee’s Frozen Cash Balance SPP Benefit (calculated with interest to the date the Employee’s benefit under this Plan commences) into an actuarial equivalent single life annuity with a six-year certain benefit as of the date the Employee’s benefit under this Plan commences using the “applicable interest rate” and “applicable mortality table”, in each case as defined in Code Section 417(e)(3), that would apply for making such conversions as of the date the Employee commenced participation in this Plan (i.e., such rate and table that applied for the last month of the quarter that second precedes the date the Employee commenced participation in this Plan).
(z)For Employees with a Frozen Cash Balance SPP Benefit as of December 31, 2008, the interest rate used to credit interest on the Employee’s Frozen Cash Balance SPP Benefit for periods after December 31, 2008 and the annuity factors used for making the calculation described in the preceding subsection (y) shall be the interest rate and annuity factors in effect for such Employee as of December 31, 2008.
2.Section 5.4 is revised to read as follows:
1.4Claims Procedures.
(a)    Claim for Benefits. The Committee, or its authorized delegate, shall maintain a procedure under which an Employee or his or her beneficiary (or an authorized representative acting on behalf of an Employee or his or her beneficiary) may assert a claim for benefits under the Plan. Any such claim shall be submitted to the Committee in writing. The Committee will generally notify the claimant of its decision within 90 days after it receives the claim. However, if the Committee determines that special circumstances require an extension of time to decide the claim, it may obtain an additional 90 days to decide the claim. Before obtaining this extension, the Committee will notify the claimant, in writing and before the end of the initial 90-day period, of the special circumstances requiring the extension and the date by which the Committee expects to render a decision.
(b)    Claims Review Procedure. If the claimant’s claim is denied in whole or in part, the Committee will provide the claimant, within the period described in Section 5.4(a), with a written or electronic notice which explains the reason or reasons for the decision, includes specific references to Plan provisions upon which the decision is based, provides a description of any additional material or information which might be helpful to decide the claim (including an explanation of why that information may be necessary), and describes the appeals procedures and applicable filing deadlines.
If a claimant disagrees with the decision reached by the Committee, the claimant may submit a written appeal requesting a review of the decision. The claimant’s written appeal must be submitted within 60 days of receiving the initial adverse decision. The claimant’s written appeal should clearly state the reason or reasons why the claimant disagrees with the Committee’s decision. The claimant may submit written comments, documents, records and other information relating to the claim even if such information was not submitted in connection with the initial claim for benefits. Additionally, the claimant, upon request and free of charge, may have reasonable access and copies of all documents, records and other information relevant to the claim.
The Committee will generally decide a claimant’s appeal within 60 days after receipt of the appeal. If special circumstances require an extension of time for reviewing the claim, the claimant will be notified in writing. The notice will be provided prior to the commencement of the extension, describe the special circumstances requiring the extension and set forth the date the Committee will decide the appeal. Such date will not be later than 120 days from the date the Committee receives the appeal. In the case of an adverse decision, the notice will explain the reason or reasons for the decision, include specific references to Plan provisions upon which the decision is based, and indicate that the claimant is entitled to, upon request and free of charge, reasonable access to and copies of documents, records, and other information relevant to the claim.
A claimant may not commence a judicial proceeding against any person, including the Plan, the Plan administrator, a Participating Company, or any other person, with respect to a claim for benefits without first exhausting the claims procedures set forth in this Section.  A claimant who has exhausted these procedures and is dissatisfied with the decision on appeal of a denied claim may bring an action in an appropriate court to review the Committee’s decision on appeal, no action may be commenced against the Company, a Participating Company, the Plan administrator, or any other Plan party after the earliest to occur of the following dates: the date that is the first anniversary of the date of the final denial of the appeal, or the date that is 1 year from the date a cause of action accrued, provided that a claim timely filed within 1 year from the date it originally accrued and timely appealed in the event of denial shall always be subject to the 90-day period measured from the denial of the appeal. For purposes of this Section, a cause of action is considered to have accrued when the person bringing the legal action knew, or in the exercise of reasonable diligence should have known, that the Company, a Participating Company, the Plan administrator, or any other Plan party has clearly repudiated the claim or legal position which is the subject of the action, regardless of whether such person has filed a claim in accordance with the provisions of this Section.
Subject to the Plan’s administrative review processes, all controversies, disputes, and claims arising hereunder shall be submitted to the United States District Court for the Western District of New York.
(c)    Burden of Proof. Notwithstanding anything herein to the contrary, to the extent a person asserts entitlement to benefits based upon facts not contained in the Plan’s records, such individual shall be required to provide satisfactory affirmative evidence of such facts. For avoidance of doubt, if an individual claims entitlement to benefits based upon Compensation or service that are not reflected in the Plan’s records, such individual must provide satisfactory affirmative evidence of such Compensation or service. The Committee shall have the sole and exclusive discretion to determine whether the above-referenced affirmative evidence is satisfactory.
Section 7.3 is revised to read as follows:
7.3    Domestic Relations Orders. Notwithstanding the foregoing, all or a portion of an Employee’s benefits under the Plan may be paid to another person as specified in a domestic relations order that the Committee, or its delegate, determines meets certain requirements (a “Domestic Relations Order”). For this purpose, a Domestic Relations Order means a judgment, decree, or order (including the approval of a settlement agreement) which:
(1)is issued pursuant to a State’s domestic relations law;
(2)relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of the Participant;
(3)creates or recognizes the right of a spouse, former spouse, child or other dependent of the Participant (an “Alternate Payee”) to receive all or a portion of the Participant’s benefits under the Plan;
(4)requires payment of an Employee’s benefit to an Alternate Payee in a form that maintains value equivalence and does not accelerate the payment of benefits; and
(5)meets such other requirements, terms, and conditions established by the Committee or its delegate.
The Committee, or its delegate, shall determine whether any document received by it is a Domestic Relations Order. In making this determination, the Committee, or its delegate, may consider the rules applicable to “domestic relations orders” under Code Section 414(p) and ERISA Section 206(d), and such other rules and procedures as it deems relevant.
IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Amendment on its behalf this 16th day of December, 2025.

CORNING INCORPORATED

By:        /s/ John P. MacMahon__________
Print Name:    John P. MacMahon
Print Title:    Senior Vice President – Global Compensation and Benefits
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